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                                                                     EXHIBIT 8.2

       [LETTERHEAD OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC]

                                November 8, 2004

Premier Bancorp, Inc.
5217 Maryland Way
Brentwood, Tennessee 37027

      Ladies and Gentlemen:

      We have acted as special tax counsel to Premier Bancorp, Inc., a Tennessee corporation ("Premier"), in connection with (i) the proposed merger (the "Merger") of Premier with and into BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth), pursuant to the terms of the Agreement and Plan of Merger, dated as of September 17, 2004, by and among Premier and BancorpSouth (the "Merger Agreement") and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement/prospectus of Premier and BancorpSouth (the "Proxy Statement/ Prospectus"). This opinion is provided pursuant to the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

      The Merger Agreement provides that Premier will be merged with and into BancorpSouth under the Mississippi Business Corporation Act ("MBCA") and the Tennessee Business Corporation Act ("TBCA"). The corporate existence of Premier will cease, and BancorpSouth will become the surviving corporation. Pursuant to the Merger Agreement, each share of Premier common stock issued and outstanding at the Effective Date will be exchanged for cash or shares of BancorpSouth common stock based on the Exchange Ratio set forth in the Agreement. No fractional shares of BancorpSouth common stock will be issued in connection with the Merger. In lieu of fractional shares, BancorpSouth will make a cash payment equal to the fractional interest which a Premier shareholder would otherwise receive multiplied by $22.984.

      In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and the representations (which, with your consent, we have neither investigated nor verified) given to us by certificate, dated November 8, 2004, by an officer of Premier and by certificate, dated November 3, 2004, by an officer of BancorpSouth (collectively, the "Certificates"). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

      In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of (i) the statements and representations made by Premier and BancorpSouth in the Merger Agreement, the Proxy Statement/Prospectus, the Certificates and such other documents reviewed by us and (ii) the Proxy Statement/Prospectus, and we have assumed, with your consent, that such will be complete and accurate through the date hereof and will continue to remain complete and accurate as of the Effective Time. Further, our opinion is subject to all limitations described in the Proxy Statement/Prospectus. In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate on the date hereof and will be complete and accurate as of the Effective Time, and that any representation

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made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed, with your consent, that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the States of Tennessee and Mississippi.

      Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement/Prospectus or the appendices thereto (including the Merger Agreement). All references herein to the "Code" are to the Internal Revenue Code of 1986, as amended.

      On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

      (i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

      (ii) Premier and BancorpSouth each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

      The opinion expressed herein is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Material United States Federal Income Taxes " in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                              Very truly yours,

                                              /s/ BAKER, DONELSON, BEARMAN,
                                              CALDWELL & BERKOWITZ, P.C.

                                              BAKER, DONELSON, BEARMAN,
                                              CALDWELL & BERKOWITZ, PC